UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

S T R E N G T H E N I N G O U R I N D U S T R Y L E A D E R S H I P S H A R E H O L D E R E N G A G E M E N T April 2022

LAW (D. Kern) TO BE UPDATED TABLE OF CONTENTS 03 Highlights 23 - 28 Supplemental Information 04 Create Sustainable Solutions that Improve Quality of Life and meet Society’s Evolving Needs 05 Driving Toward a Net-Zero Future 06 Reducing GHG Emissions while Meeting Society’s Essential Needs 07 Positioning for a Lower-Emissions Future 08 Resilient Under Net-Zero Pathways; IEA NZE Scenario Analysis 09 Plastics and the Circular Economy 10 Advocating for Sound Policies 11 Political Contributions and Lobbying 12 Independent and Diverse Board 13 Executive Compensation 14 Investing in People 15 2021 Accomplishments 16 2021 Financial Performance 17 - 21 2022 Proxy Items Important Additional Information Regarding Proxy Solicitation This document provides disclosure on future emission-reduction plans and ambitions, resiliency modeling of our business using third-party scenarios and other forward-looking statements. See the Cautionary Statement on Page 28 for a discussion of these forward-looking statements and supplemental information to the slides. 2 EXXONMOBIL

HIGHLIGHTS

ADVANCING CLIMATE SOLUTIONS

- Established ExxonMobil Low Carbon Solutions business in February 2021
- Expanded our global CCS of potential opportunities, spanning across U.S., Canada, Scotland, France, Belgium, Netherlands, Qatar, Malaysia, Singapore, Indonesia and Australia
- Planning our first world-scale low-carbon hydrogen plant for up to 1 billion CFD production in Baytown, Texas
- Collaborated to deploy advanced methane detection technology at a global scale
- Signed agreement to begin a certification process for natural gas produced at our Permian Basin facilities
- Progressed plastic waste advanced recycling facilities; planning ~500kmt capacity by 2026
- Announced plans for 40kbd of lower-emission fuels (LEF) by 2025 with a goal of 200kbd by 2030

GHG EMISSION-REDUCTION PLANS

- Net-zero ambition by 2050[1]
- Achieved 2025 emission-reduction plans four years early
- New 2030 emission-reduction plans consistent with Paris Agreement pathways
- Plans for net-zero emissions in our Permian Basin operations by 2030[2]
- Plans to invest $15 billion on lower-emission initiatives through 2027

2021 FINANCIAL PERFORMANCE

- Earnings of $23 billion
- Cash flow from operations increased to $48 billion
- Captured additional $2 billion in 2021 in structural cost reductions, totaling ~$5 billion since 2019
    - ~$9 billion annually by 2023 vs 2019
- Capex discipline with investment of $17 billion
- Breakeven lowered to $41 /bbl[3]
- Debt reduced by $20 billion
- Dividend annual growth for 39 consecutive years
- Share repurchase program announced $10 billion[4]

3 EXXONMOBIL

See Supplemental Information for footnotes and definitions

CREATE SUSTAINABLE SOLUTIONS THAT IMPROVE QUALITY OF LIFE AND MEET SOCIETY’S EVOLVING NEEDS S T R A T E G I C P R I O R I T I E S Leading performance Industry leader in operating and financial performance Value through win-win solutions for our customers, partners, and broader stakeholders Essential partner Advantaged portfolio Portfolio of assets and products outperform competition and grow value in a lower-emissions future New products, technologies, and approaches to accelerate large-scale deployment of solutions Innovative solutions essential to modern life and lower emissions Diverse and engaged organization with unrivaled opportunities for personal and Meaningful development professional growth 4 EXXONMOBIL

DRIVING TOWARD A NET-ZERO FUTURE

2030 EMISSION-REDUCTION PLANS*

- 20-30% reduction in corporate-wide GHG intensity
  - Corporate-wide absolute reduction of approx. 20% (or approx. 23 million Mta)
- 40-50% reduction in upstream GHG intensity
  - Upstream absolute reduction of approx. 30% (or approx. 15 million Mta)
- 70-80% reduction in corporate-wide methane intensity
- 60-70% reduction in corporate-wide flaring intensity
- Net-zero emissions in our Permian Basin unconventional operations*

ExxonMobil emission reduction plans within pathway of Paris Agreement [(1), (2)]

GHG Scope 1 and 2 Operated Absolute Emissions Change vs. 2016 Level



Society
0%
EM
Actual
EM 2030 Plan
-25%
-50%
-75%
-100%
Hypothetical
1.5° Pathway
Hypothetical
Paris Pathway
Hypothetical
2° Pathway
2016
2020
2025
2030
2035
2040
2045
2050
2055
2060
2065
2070

2050 NET-ZERO AMBITION**

- Aim to achieve net-zero emissions from our operated assets by 2050
- Developing detailed emission-reduction roadmaps for major operated assets
- Components include:
  - Equipment upgrades
  - Technology improvements and development
  - Electrification
  - Renewable power purchase agreements
  - Supportive government policy
  - 2030 emission-reduction plans

NET-ZERO ROADMAPS

- Roadmaps for major assets, covering about 90% of our GHG emissions, scheduled to complete by year-end 2022, remainder in 2023
- Identify investment and policy needs required to achieve net-zero emissions

*Expected GHG emission reduction results from plans; applies to Scope 1 and 2 GHG emissions from operated assets compared to 2016 levels
**Applies to Scope 1 & 2 GHG emissions from operated assets
See Supplemental Information for footnotes and definitions

5 EXXONMOBIL

REDUCING GHG EMISSIONS WHILE MEETING SOCIETY'S ESSENTIAL NEEDS

LIFE CYCLE ASSESSMENT (LCA)

- To evaluate impact on society's overall GHG emissions, it is critical to consider:
  - Society's essential needs
  - Available alternatives
  - Emissions created or avoided throughout a product's life cycle
- We used an LCA to analyze the change in overall emissions associated with the Company's business plans [1,2]
  - ExxonMobil's full life-cycle absolute greenhouse gas emissions for its oil, natural gas, fuels (including biofuels), chemicals, and lubricants portfolio could decrease by about 12% in 2030 relative to 2016 levels [3]
  - Similarly, ExxonMobil's portfolio life-cycle emissions intensity (g CO_2e/MJ) could decrease by about 4% in 2030 relative to 2016 [3]

BENEFITS OF EXXONMOBIL PRODUCTS

- If our projected 2030 LNG production displaced coal in power generation, 100 million Mta of GHG emissions could be avoided[4]
- In U.S., fuel switching from coal to natural gas led to a 14% reduction in GHG emissions from 1995 to 2020[5]
- If our projected 2030 renewable fuel production displaced conventional fuel refined from crude oil, more than 25 million Mta of GHG emissions could be avoided[6]
- If our projected 2030 chemical volumes used for plastic packaging displaced alternatives as a group, ~40 million Mta of GHG emissions would be avoided[7]

PRODUCTS TO HELP CUSTOMERS REDUCE THEIR EMISSIONS

- Sustainable solutions to improve modern life
  - Plastic packaging has 54% lower life-cycle GHG emissions impact vs alternatives[8]
  - Exceed™ XP enables up to 30% thinner plastic packaging vs conventional plastics[9]
  - Certified circular polymers with equivalent performance of virgin plastics[10]
- Total vehicle product solutions to improve transportation efficiency
  - Plastics enable lighter vehicles, 6-8% fuel efficiency per 10% reduction in weight[11]
  - Mobil 1 ESP X2 0W-20 engine oil helps improve fuel economy by up to 4%[12]
  - Renewable diesel can reduce GHG emissions by up to 70% vs conventional diesel[13]
  - Marine bio fuel, BMF.5™, can reduce GHG emissions by up to 30% vs conventional marine fuel[14]
- Reliable solutions for industrial efficiency
  - Mobil DTE 10 Excel Series improves hydraulic pump efficiency by up to 6%[15]
  - Mobil SHC™ 600 Series provides up to 3.6% energy efficiency gain[16]
  - Mobil SHC™ Gear WT helps reduce oil consumption and maintenance costs[17]

6 EXXONMOBIL

See Supplemental Information for footnotes and definitions

POSITIONING FOR A LOWER-EMISSIONS FUTURE

LARGE MARKETS WITH HIGH-RETURN POTENTIAL

- All energy sources remain important across Paris-aligned scenarios
- Transition pathways vary with uncertainty of pace, policy, and scaling technologies
- We are focused on hard-to-decarbonize sectors accounting for approx. 80% of CO_2e
- Oil and natural gas remain essential components of the energy mix
  - Natural gas projected to have lower demand reductions due to its many advantages, including lower GHG emissions

POTENTIAL MARKET SIZE BY 2050[1]	
Carbon Capture and Storage	~$4T
Hydrogen	~$1.5T
Biofuels	~$1T
Traditional Oil & Gas	~$6.5T
Chemicals	~$5T

Based on IPCC Lower 2°C scenario average

>$15 BILLION IN LOWER-EMISSION INVESTMENTS 2022-2027

- Focused initially on CCS, hydrogen, and biofuels, leaning on our experience and expertise
- Progressing multiple LEF ventures, positioned to exceed 40kbd by 2025 and 200kbd by 2030
- Pursuing fuel-switching to hydrogen opportunities
- Multiple CCS projects under consideration along U.S. Gulf Coast, such as the Houston hub with the potential to capture 100 Mta CO_2 by 2040 in collaboration amongst 14 companies


Houston
Baytown
Emissions sources[2]
High CO_2 concentration emission streams <10% of total

Chart source: ExxonMobil analysis of EPA Facility Level Information on Greenhouse Gases Tool, 2019 data as of Feb 15, 2022

7 EXXONMOBIL

See Supplemental Information for footnotes and definitions

RESILIENT UNDER NET-ZERO PATHWAYS
IEA NZE SCENARIO ANALYSIS[1]

VALIDATING STRATEGY RESILIENCY

- Our strategy is resilient when tested against a range of Paris-aligned net-zero scenarios
- The IEA NZE scenario outlines a pathway to achieve net-zero global emissions by 2050
- We modeled a business and investment portfolio under the IEA NZE assumptions
- Results demonstrate our ability to grow cash flows over time in an NZE world through:
  - Increased investments in accretive projects in chemicals, CCS, hydrogen and LEF
  - Reduced investments in oil and gas
- Charts on right illustrate the potential changes to our business portfolio from this modeling

Third-party quality assurance model review
An independent third party, Wood Mackenzie, performed a quality assurance audit of ExxonMobil's portfolio model, confirming the integrity of the calculations and overall model functionality and validating the IEA NZE assumption inputs were accurately reflected in the model, ensuring the output is a reasonable expression of the portfolio mix as defined by the model inputs.

ExxonMobil operating cash flow potential modeled under IEA NZE 2050 scenario[1]
Trailing 5-year averages, nominal dollars


2020 actual
2030
2050
Chemicals
Low Carbon Solutions
Traditional oil and natural gas

ExxonMobil capital expenditures modeled under IEA NZE 2050 scenario[1]
Trailing 5-year averages


2020 actual
2030
2050
100%
0%

8 EXXONMOBIL

See Supplemental Information for footnotes and definitions

PLASTICS AND THE CIRCULAR ECONOMY



PLASTICS ENABLE MODERN LIFE

- Superior performance and life cycle sustainability benefits
- Support good health, food preservation, and clean drinking water
- Enable new lower-emission technologies, including:
    - Electric vehicles, solar panels, wind turbine blades, and high-performance building insulation
- Plastic packaging has 54% lower life-cycle GHG emissions impact versus alternatives[1]
- Even in IEA NZE scenario, demand for chemicals grows 30% vs 2020, plastics make up approx. half that volume
- Provide for life-enhancing products used in our daily lives[2]

ADDRESSING PLASTIC WASTE

- All waste products need to be properly managed and requires investment in waste management infrastructure
- Offering innovative products that enable increased recycling
- Supporting improvements in plastic waste recovery

PLASTIC WASTE ADVANCED RECYCLING PLANS

- Plan to build capacity for approx. 500kmt per year by end of 2026
- Baytown operation to be among North America's largest advanced plastic waste recycling facilities
    - Began operations in 2021, have processed more than 2kmt of plastic waste
    - Announced first commercial sale of certified circular polymers in Feb 2022
    - Complete expansion by end of 2022; planned capacity of 30kmt per year
- Collaborating on an advanced recycling plant in France, start-up expected in 2023
    - Initial planned capacity of 25kmt per year
- Assessing opportunities in the Netherlands, US Gulf Coast, Canada, Singapore

STRATEGIC COLLABORATIONS

- Founding member of the Alliance to End Plastic Waste, helping address plastic waste in the environment
- Joint venture to develop innovative solutions for aggregating and pre-processing large volumes of plastic waste for recycling
    - Fills "missing link" between waste companies and plastic recyclers
- Operation Clean Sweep-Blue (OCS-Blue) member, encouraging industry use of best practices to reduce plastic pellet loss

9 EXXONMOBIL

See Supplemental Information for footnotes and definitions

ADVOCATING FOR SOUND POLICIES

DURABLE AND PREDICTABLE POLICIES CAN:

- Accelerate deployment of critical lower-emissions technologies at the pace and scale required to support a net-zero future
- Help achieve the Paris Agreement's goals at the lowest cost to society
- Provide direct investment and incentives for technologies like CCS, hydrogen and LEF, similar to the supportive policies that have accelerated growth for wind, solar and electric vehicles

OUR APPROACH:

Advocating for an economy-wide price on carbon


$
CO2
$

- Establish market incentives
- Cost-effectively lower carbon intensity
- Deliver meaningful emission reductions

Leading on regulations to reduce methane emissions



- Published methane regulatory model framework
- Advocating for methane reduction policies globally
- Supporting U.S. and EU actions on methane

Supporting policy solutions to help address hardest-to-decarbonize sectors:

- In absence of economy-wide carbon pricing, we support a comprehensive policy agenda to address key sectors accounting for nearly 80% of emissions across the U.S. economy



Transportation: holistic low carbon transportation policy linking a carbon intensity based fuel standard with a life-cycle vehicle CO_2 emission standard



Manufacturing: policy and regulatory frameworks to enable critical lower-carbon technologies, including CCS and hydrogen



Power generation: technology-neutral clean energy standard that sets carbon intensity targets and incentivizes lower-emission options

10 EXXONMOBIL

See Supplemental Information for definitions

POLITICAL CONTRIBUTIONS AND LOBBYING



LOBBYING AND ADVOCACY

- We engage in lobbying in the United States at the federal and state levels to advocate our positions on issues that affect our Corporation and the energy industry
- Each year, the Company's political contributions, lobbying activities, and lobbying expenditures are reviewed by the Board
- ExxonMobil's Lobbying Report, provides additional detail of our direct and indirect climate-related lobbying activities at the federal, state and local level, as well as our grassroots lobbying communications

POLITICAL CONTRIBUTIONS

- The Board authorizes the Company to make political contributions in the United States and Canada, and annually reviews those contributions
- The Company's support of candidates and political organizations reflects corporate interests and not those of any individual employee, officer, or director

CLIMATE LOBBYING

- Recognizing that sound government policies are required and can act as an accelerator for lower-emission alternatives, ExxonMobil actively participates in climate-related policy discussions around the world
- ExxonMobil's climate lobbying activities are aligned with limiting average global warming to well below 2 degrees Celsius, and include strong support for policies that will incentivize emission reductions
- Our 2021 Report on Climate Lobbying provides a global assessment of our climate lobbying activities

Lobbying and Political Engagement Stewardship

Lobbying and political engagement are included as part of the Board's stewardship of the Company's enterprise-risk framework. Each year, the Vice President for Public and Government Affairs presents the Company's political contributions, lobbying activities and lobbying expenditures to the full Board, along with the Board's Public Issues and Contributions Committee, which is comprised entirely of independent directors. The directors review the efforts and associated expenditures. In addition, in-depth reviews of the Company's priority issues are conducted by the Management Committee several times a year as part of the process.

11 EXXONMOBIL

INDEPENDENT AND DIVERSE BOARD

FOCUSED ON GROWING LONG TERM SHAREHOLDER VALUE



MICHAEL J. ANGELAKIS
- Chairman & CEO, Atairos Group Inc.
- Committees: AC, FC
- Director since 2021



SUSAN K. AVERY
- President Emerita, Woods Hole Oceanographic Institution
- Committees: BAC, PICC*
- Director since 2017



ANGELA F. BRALY
- Former Chairman, President & CEO, WellPoint (now Anthem)
- Committees: CC*, PICC
- Director since 2016



URSULA M. BURNS
- Former Chairman & CEO, VEON, Ltd.
- Committees: AC*, FC
- Director since 2016



KENNETH C. FRAZIER[1]
- **Lead Director**
- Executive Chairman, Merck & Co.
- Committees: BAC*, CC
- Director since 2009



GREGORY J. GOFF
- Former Executive Vice Chairman, Marathon Petroleum Corporation
- Committees: BAC, CC
- Director since 2021



KAISA H. HIETALA
- Former Executive VP of Renewable Products, Neste Corp.
- Committees: AC, FC
- Director since 2021



JOSEPH L. HOOLEY[1]
- Former Chairman, President & CEO, State Street Corporation
- Committees: AC, FC*
- Director since 2020



STEVEN A. KANDARIAN
- Former Chairman, President & CEO, MetLife
- Committees: CC, PICC
- Director since 2018



ALEXANDER A. KARSNER
- Senior Strategist, X (formerly Google X)
- Committees: BAC, PICC
- Director since 2021



JEFFREY W. UBBEN
- Founder, PM and MP, Inclusive Capital Partners, L.P.
- Committees: FC, PICC
- Director since 2021



DARREN W. WOODS
- **Chairman & CEO, Exxon Mobil Corporation**
- Committees: FC
- Director since 2016

BOARD OVERSIGHT
- Company's strategy and planning
- Business-related risks and opportunities
- Climate change and the energy transition
- Capital allocation priorities
- Lobbying activities and expenditures
- Community engagement
- Executive compensation

CURRENT BOARD DIVERSITY
- 92% independent


42%
Overall Board Diversity
33%
Gender Diversity
17%
Racial/Ethnic Diversity

BOARD REFRESHMENT
- 50% of directors refreshed since 2020


11+ years (9%)
7-10 years (9%)
4 years average2
<3 years (55%)
3-6 years (27%)

AC = Audit Committee; BAC = Board Affairs Committee; CC = Compensation Committee; FC = Finance Committee; PICC = Public Issues and Contributions Committee; asterisk (*) denotes committee chair.

1. K.C. Frazier serves as Lead Director and is expected to remain in the position through the ASM. The Board selected J.L. Hooley to serve as Lead Director effective May 26, 2022.

12 EXXONMOBIL See Supplemental Information for additional footnotes

EXECUTIVE COMPENSATION

COMPENSATION PROGRAM DESIGN

- Business involves large investments that create shareholder value over long periods of time, requires executives to maintain long-term view when making business decisions
- Program designed to drive long-term accountability, reward outstanding performance, and promote retention
- Strategic objectives drive sustainable value while positioning the Company for long-term success in a lower-emissions future
  - Executives held accountable to deliver through annual goal setting – aligned with these strategic objectives
  - Pay outcomes tied to evaluation of accomplishments versus planned goals

Design	Salary	Annual Bonus	Performance Shares
% of TDC	10% or less	10 to 20%	Over 70%
Intent	○ Provide competitive base pay	○ Link pay to Company earnings performance	○ Link pay to returns of long-term shareholders ○ Encourage long-term view through commodity price cycle
Key Design Features	○ Ties directly to long-term benefits (e.g., pension)	○ Paid in cash at grant	○ Long restriction periods (50% 5 yr. / 50% 10 yr.) ○ Performance metrics applied at grant ○ Share-denominated basis ○ Significant portion of pay at risk of forfeiture
Key Performance Dimensions	○ Individual performance ○ Experience ○ Pay grade	○ Estimated year-end earnings ○ Individual performance	○ Business performance, tied to strategic objectives; financial & operating metrics reflect ○ Individual performance

STRONG GOVERNANCE PRACTICES

- ✓ Significant pay at risk, 90%, majority through investment cycle
- ✓ Strong forfeiture provisions, bonus clawback policy
- × No employment contracts, no severance agreements, no CiC arrangements, no accelerated vesting at retirement
- × No guaranteed bonuses; no additional stock grants to balance losses in value

NEW IN 2022

- ✓ Greater transparency on how Board holds management accountable to deliver
- ✓ Additional disclosure on ESG metrics specific to spills and GHG emissions, flaring, and methane intensity
- ✓ Detail on Comp Committee's deliberations on performance as it ties to NEO pay decisions – Proxy Statement

CEO COMPENSATION BENCHMARKING[1]

- Overall level of CEO pay down ~40% in 2020 due to bonus program suspension and lower dollar value of long-term award
- Resulted in uncompetitive market position
- 2021 TDC increased by ~14%; reflects strong business results across all performance dimensions, and Comp Committee's actions to bring CEO's pay closer to market-competitive position

1-YEAR TOTAL DIRECT COMPENSATION ("TDC")

(2020)



ExxonMobil
Compensation Benchmark Companies
0th Percentile
1
2
3
4
5
6
7
8
9
10
11
12
13

10-YEAR COMBINED REALIZED AND UNREALIZED PAY

(2011 to 2020)



ExxonMobil
Compensation Benchmark Companies
5th Percentile
1
2
3
4
5
6
7
8
9
10
11
12
13

13 EXXONMOBIL

See Supplemental Information for footnotes and definitions

INVESTING IN PEOPLE

STRATEGIC TALENT OBJECTIVE

We have a diverse and engaged workforce and provide every individual unrivalled opportunities for personal and professional growth with impactful work meeting society's essential needs

OUR WORKFORCE IN NUMBERS

- 63,000 employees in 63 countries representing over 160 nationalities
- 18,000+ scientists and engineers
- Women: 29% of global workforce; 40% professional hires
- U.S. Minorities: 27% of professional US workforce; 47% professional hires
- Veterans: 5% veterans of US workforce

DIVERSE TALENT

- Embracing talent from nearly all countries in which we operate
- Since 2014, consistently hired above availability for professional roles in the U.S.
- Focus on identifying talent early and developing employees throughout their careers to reach their highest potential
- Supplemented with career advocacy and mentoring intended to build skills
- Periodic assessment of how our talent programs affect proportionate diversity throughout our talent pipeline
- Goal: meet or exceed availability within 5 years for executives
- Significant progress in diverse representation
- Expanding wage diversity through partnerships with associations and local community and technical colleges

GOALS	HIGHLIGHTS
A place to thrive	• Strong culture underpins our success, enabled by strong focus on leadership and key talent systems, incl. performance assessment, on-the-job experiences, and formal training • Progressed *"We are ExxonMobil"* culture initiative, expanded employee engagements and pulse surveys • Substantial investment in benefits that support our employees and their family in every stage of life; expanded benefits to support employees' well-being due to COVID-19
Attract the best talent	• Our complex operations require deep technical skills and capabilities that are key competitive advantages and take decades to build • Awarded #1 most attractive U.S. energy company for engineering students, #2 globally by the 2021 Universum Annual Awards; strong global acceptance rates • Significant effort in creating pathways for diverse local talent through initiatives such as EM's Future Leaders Academy and partnerships with associations and community and technical colleges • Increased diverse talent across professional pipeline and wage populations
Enable employees to reach their full potential	• Investment in a career oriented, individually tailored development approach • Continued investment in talent through job rotations, training, and learning • 500,000 courses delivered in 2021
Develop future leaders	• Vital given the complex and long-term nature of our business, focus on individualized development plans and targeted skills and capabilities • Refreshed leadership training curriculum in support of *"We are ExxonMobil"* • Increased diversity among executives; women and U.S. minority representation up 35% since 2017
Harness diversity	• Not a stand-alone activity, embedded in our core values, our approach to how we develop talent, and the culture to which we aspire • Expanded career advocacy and mentoring programs, focusing organizational effort

14 EXXONMOBIL

2021 ACCOMPLISHMENTS Sustained best-ever workforce safety and reliability performance 1 Achieved 2025 GHG emission–reduction plans in 2021 and established more aggressive plans for 2030 Established LCS business to commercialize portfolio of CCS, hydrogen, and biofuels opportunities Maintained capital discipline, progressed advantaged projects, and increased earnings capacity Completed key operational milestones in Guyana, Permian, and Corpus Christi Chemical Complex Grew high-value product sales of Chemical performance products and lubricants 15 EXXONMOBIL See Supplemental Information for footnotes and definitions

2021 FINANCIAL PERFORMANCE

EARNINGS
increased to
$23 billion

STRUCTURAL COST
savings of
$2 billion[1]

CAPEX DISCIPLINE
with investment of
$17 billion

BREAKEVEN
lowered to
$41 /bbl[2]

CASH FLOW FROM OPERATIONS
increased to
$48 billion

DEBT
reduced by
$20 billion

DIVIDEND
annual growth for
39 consecutive years

SHARE REPURCHASE
program announced
$10 billion[3]

16 EXXONMOBIL

See Supplemental Information for footnotes and definitions

BOARD RECOMMENDS VOTING FOR ITEMS 1-3

FOR ITEM 1: ELECTION OF 11 DIRECTORS

- The Board refreshment process is led by the Board Affairs Committee, which incorporates the perspectives of external experts and shareholders.
- The Committee seeks a diverse slate of experienced and highly qualified Board members who bring unique perspectives to deliberations and discussions.
- Important director competencies include experience in risk management, global business leadership, finance, energy, industrial operations, science, technology, and research.

FOR ITEM 2: RATIFICATION OF INDEPENDENT AUDITORS

- The ExxonMobil Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil's financial statements for 2022.
- Our Board is seeking shareholders' ratification of PwC's appointment.

FOR ITEM 3: ADVISORY "SAY ON PAY" VOTE

- The compensation program is aligned with the Company's business model and shareholder returns over the long term;
- Delivers pay that is highly performance based and tied to company and individual performance; and
- Enables the Compensation Committee to leverage its experience and judgment to deliver market competitive pay.

BOARD RECOMMENDS A VOTE **FOR** ITEMS 1-3

Company proposals	*Proxy Statement page numbers*
Item 1 – Election of Directors	*pp. 9 - 33*
Item 2 – Ratification of Independent Auditors	*pp. 35*
Item 3 – Advisory vote to approve executive compensation	*pp. 36 - 68*

17 EXXONMOBIL

BOARD RECOMMENDS VOTING AGAINST ITEMS 4-10

AGAINST ITEM 4: REMOVE EXECUTIVE PERQUISITES

- Executives participate in the same programs as other U.S. employees.
- Our compensation and benefits programs are designed to support the Company's core principles and business strategies and are market competitive for all employees.
- The Company provides security for its employees, as appropriate, based on a risk assessment that includes consideration of the employee's position and work location.
- The Company does not consider security costs to be personal benefits since these costs arise from the nature of the employee's occupation with the Company.

AGAINST ITEM 5: LIMIT SHAREHOLDER RIGHTS FOR PROPOSAL SUBMISSION

- The Board respects the rights of shareholders to have their perspectives heard.
- The Board values input from shareholders and considers this input as it fulfills its commitment to thorough oversight of the Company's plans to grow long-term shareholder value.
- The Board provides several alternatives, including written correspondence and a portal for electronic communication at exxonmobil.com/directors, through which shareholders can communicate with the directors.

BOARD RECOMMENDS A VOTE **AGAINST** ITEMS 4-10

Shareholder proposals	*Proxy Statement page numbers*
Item 4 – Remove Executive Perquisites	*pp. 69 - 70*
Item 5 – Limit Shareholder Rights for Proposal Submission	*pp. 70 - 71*

18 EXXONMOBIL

BOARD RECOMMENDS VOTING AGAINST ITEMS 4-10

AGAINST ITEM 6: REDUCE COMPANY EMISSIONS AND HYDROCARBON SALES

- The Board supports the Company's approach towards net-zero:
  1. Measuring, monitoring, and managing reductions of the Company's emissions.
  2. Providing lower emissions-intensive products as the energy transition progresses that help our customers increasingly reduce their own emissions.
  3. Advancing commercialization of emissions-reduction, and emissions-sequestration technologies.
- This is a more effective response to addressing the risks of climate change.
- Decreasing production today, without reductions in demand, would result in customers simply choosing other suppliers, which could have unintended consequences.
- More details can be found on page 5 and page 6.

AGAINST ITEM 7: REPORT ON LOW CARBON BUSINESS PLANNING

- The information requested by the proposal is included in the ACS.
- ExxonMobil's strategy uses its advantages in scale, integration, technology, and talent to build globally competitive businesses that lead industry in earnings and cash flow growth across a broad range of scenarios.
- The analysis disclosed in the ACS, which was reviewed by a respected third party, confirms that our strategy is resilient when tested against a range of Paris-aligned net-zero scenarios, including the IEA NZE scenario.
- More details can be found on page 8.

BOARD RECOMMENDS A VOTE **AGAINST** ITEMS 4-10

Shareholder proposals	*Proxy Statement page numbers*
Item 6 – Reduce Company Emissions and Hydrocarbon Sales	*pp. 71 - 73*
Item 7 – Report on Low Carbon Business Planning	*pp. 73 - 75*

19 EXXONMOBIL

See Supplemental Information for definitions

BOARD RECOMMENDS VOTING AGAINST ITEMS 4-10

AGAINST ITEM 8: REPORT ON SCENARIO ANALYSIS

- The information requested by the proposal is included in the recently published Advancing Climate Solutions report that contains an analysis of the Company's business and investment portfolio under the IEA NZE scenario.
- Wood Mackenzie performed an independent quality assurance audit of ExxonMobil's portfolio model.
- More details can be found on page 8.

AGAINST ITEM 9: REPORT ON PLASTIC PRODUCTION

- The Company already provides information and disclosures on the Company's approach to plastics and plastic waste.
- Plastics have superior performance and life cycle sustainability benefits vs. alternatives.
- We are taking action in response to plastic waste by enabling products that society can more easily recycle, advancing recycling technology for use in a broader array of products, and also supporting improvements in plastic waste recovery.
- The Company also employs a comprehensive approach and established systems to manage the manufacture of plastics in an environmentally responsible way.
- More details can be found on page 9.

BOARD RECOMMENDS A VOTE **AGAINST** ITEMS 4-10

Shareholder proposals	*Proxy Statement page numbers*
Item 8 – Report on Scenario Analysis	*pp. 75 - 77*
Item 9 – Report on Plastic Production	*pp. 78 - 80*

20 EXXONMOBIL

See Supplemental Information for definitions

BOARD RECOMMENDS VOTING AGAINST ITEMS 4-10

AGAINST ITEM 10: REPORT ON POLITICAL CONTRIBUTIONS

- ExxonMobil is committed to full compliance with relevant laws and regulations, and publicly shares its policy on corporate political spending and its direct contributions to candidates, parties, and committees.
- The Company believes disclosure requirements outlined by federal and state laws are both adequate and equitable, in that they require the same level of disclosure from all participants in the political process.
- The political contributions of the Corporation, and the contributions of the political action committees established by the Corporation, are reviewed with the Public Issues and Contributions Committee, and the Board, on multiple occasions annually.
- Requests for further disclosure requirements would be most appropriately addressed to the U.S. Congress, the Executive Branch, and state and local governments.

BOARD RECOMMENDS A VOTE **AGAINST** ITEMS 4-10

Shareholder proposals	*Proxy Statement page numbers*
Item 10 – Report on Political Contributions	*pp. 80 - 81*

21 EXXONMOBIL

SUPPLEMENTAL INFORMATION

DEFINITIONS

approx.: approximately

ACS: Advancing Climate Solutions – 2022 Progress Report

ASM: annual shareholders meeting

CCS: carbon capture and storage

CFD: cubic feet per day

CO_2e: carbon dioxide equivalent

ESG: Environmental, Social, Governance

EV: electric vehicle

GHG: greenhouse gas

IEA: International Energy Agency

IEA NZE: International Energy Agency Net Zero Emissions by 2050

kmt: thousand metric tons

LEF: lower-emission fuels

LCS: Low Carbon Solutions

LCA: Life Cycle Assessment

MOU: memorandum of understanding

Mta: metric tonnes per annum

NEO: Named Executive Officers

TDC: total direct compensation

WBZRF: World Bank Zero Routine Flaring by 2030

23 EXXONMOBIL

SUPPLEMENTAL INFORMATION

FOOTNOTES

Page 03 ***(HIGHLIGHTS)***

1. Scope 1 and 2 GHG emissions from ExxonMobil operated assets.
2. Applies to Scope 1 and 2 GHG emissions from ExxonMobil unconventional operated assets.
3. 2021 Breakeven based on cash flow from operations and asset sales, excluding working capital, with actual 2021 Downstream and Chemical margins and gas prices adjusted to average levels. Dividends to shareholders and additions to PP&E, net investments and advances, and other financing items are subtracted. The PP&E / I&A factor includes changes in non-controlling interests and dividends to minority interests. The remainder is divided by an assumption of a $475 million change in after-tax earnings for every $1/bbl change in oil price and subtracted from 2021 Brent price to estimate the 2021 breakeven. Average Downstream and Chemical margins reflect annual historical averages for the 10-year period from 2010—2019. We assume $3/mmbtu Henry Hub gas prices for adjustment.
4. To be executed over 12—24 months beginning in 2022.

Page 05 ***(DRIVING TOWARD A NET-ZERO FUTURE)***

1. The IPCC Global Warming of 1.5ºC special report states that in model pathways with no or limited overshoot of 1.5°C, global net anthropogenic CO_2 emissions reach net zero around 2050, and for limiting global warming to below 2°C (with at least 66% probability of likelihood) CO_2 emissions are projected to reach net zero around 2070. The Hypothetical 1.5°C Pathway and Hypothetical 2°C Pathway are derived from the 2050 and 2070 net zero end points, respectively, using a linear relationship from societal greenhouse gas emissions in 2019 as the starting point.
2. ExxonMobil uses the Hypothetical 1.5°C and 2°C pathways to illustrate the Company's expected operated Scope 1 and 2 emissions performance relative to the Paris Agreement goal of "limiting global temperature increase to well below 2 degrees Celsius and the pursuit of limiting the increase to 1.5 degrees." (Article 2, Paris Agreement). Global CO_2 emissions used to calculate society's relative emissions to 2016 are taken from the Global Carbon Budget 2020 (Friedlingstein et al (2020), https://doi.org/10.5194/essd-12-3269-2020, and include energy-related and cement processing CO_2 emissions. ExxonMobil's plans regarding expected GHG emissions reductions by 2030 can be found at https://corporate.exxonmobil.com/News/Newsroom/News-releases/2021/1201_ExxonMobil-announces-plans-to-2027-doubling-earnings-and-cash-flow-potentialreducing-emissions.

Page 06 ***(REDUCING GHG EMISSIONS WHILE MEETING SOCIETY'S ESSENTIAL NEEDS)***

1. ExxonMobil's proprietary portfolio life-cycle model estimates elements of Scope 1, 2, and 3 GHG emissions for ExxonMobil's Upstream, Downstream, and Chemicals businesses. The estimated figures are based on projected 2021 plan volumes for 2030.
2. See ExxonMobil's Advancing Climate Solutions 2022 Progress Report, page 9
3. The decrease in absolute emissions and emissions intensity is a result of continued improvement in greenhouse gas performance of existing operations, optimization of the asset portfolio and product mix, with a growth in LNG, chemical products, lubricants, and lower-emissions fuels that help customers reduce their emissions.
4. The Company modeled[note 5.1 below] the greenhouse gas benefit of substituting unabated LNG for unabated coal for generating power in a market such as India. The analysis concluded that more than 100 million metric tons of greenhouse gas emissions per year could be avoided if all of ExxonMobil's projected 2030 LNG production displaced coal in power generation. Similar benefits can also be expected in other industry sectors utilizing coal.
   4.1 The modeled figures are estimates and assume that 100% EM LNG volumes displace unabated coal for power generation. For GHG avoided emissions, the life-cycle GHG benefit basis from Mallapragada et al. 2018 (https://pubs.acs.org/doi/10.1021/acs.est.8b04539) was used.
5. Carbon Dioxide Emissions from Energy Consumption by Source (from EIA Monthly Energy Review Section 11) https://www.eia.gov/totalenergy/data/browser/index.php?tbl=T11.01#/?f=A&start=1973&end=2020&charted=14.
6. Calculation based on projected 2021 plan volumes for 2030 and specific estimated fuel CI by project from Argonne National Labs' GREET model analysis as compared against its conventional fuel alternate.

24 EXXONMOBIL

SUPPLEMENTAL INFORMATION

FOOTNOTES

Page 06, continued (REDUCING GHG EMISSIONS WHILE MEETING SOCIETY'S ESSENTIAL NEEDS)

7. In the chemical sector, a study(note 8.1 below) concluded that plastic packaging in the United States helped society avoid life-cycle greenhouse gas emissions versus turning to alternatives as a group. In terms of 2030 ExxonMobil volumes into U.S. plastic packaging, that calculation(note 8.2 below) would equate to approximately 13 million metric tons per year of U.S. enabled avoided emissions. If applied globally, our plastics could enable approximately 40 million metric tons per year of avoided emissions(note 8.3 below).
   7.1 April 2018 report of Franklin Associates on Life Cycle Impacts of Plastic Packaging Compared to Substitutes (April 2018 Franklin Associates Report); alternatives include steel, aluminum, glass, paper-based packaging, fiber-based textiles, and wood (Table 4-14). Source: https://www.americanchemistry.com/content/download/7885/file/Life-Cycle-Impacts-of-Plastic-Packaging-Compared-to-Substitutes-in-the-United-States-and-Canada.pdf.
   7.2 Calculation of 13 million metric tons based on: April 2018 Franklin Associates Report, 4.7 metric tons of enabled avoided emissions per metric ton of resin used in plastic packaging derived from April 2018 Franklin Associates Report (Table 2-2 and Table 4-14), ExxonMobil's sales volumes into U.S. packaging applications, and U.S. growth of plastic packaging to 2030 using third-party forecast for polyethylene (IHS Markit report, 2022 Edition: Fall 2021 update, U.S., 2019- 2030) as a proxy.
   7.3 Calculation of 40 million metric tons based on: April 2018 Franklin Associates Report, 4.7 metric tons of enabled avoided emissions per metric ton of resin used in plastic packaging derived from April 2018 Franklin Associates Report (Table 2-2 and Table 4-14), ExxonMobil's sales volumes into packaging applications globally, and global growth of plastic packaging to 2030 using third-party forecast for polyethylene (IHS Markit report, 2022 Edition: Fall 2021 update, global) as a proxy. Actual market conditions vary by region and over time.
8. Per April 2018 report of Franklin Associates; U.S.; Max Decomp.; Figure 4-1; Impacts as defined in Chapter 4.7: Global Warming Potential (GWP) results, and indexed to the alternatives as a group (including steel; aluminum; glass; paper-based packaging; fiber-based textiles; and wood). Source: https://www.americanchemistry.com/content/download/7885/file/Life-Cycle-Impacts-of-Plastic-Packaging-Compared-to-Substitutes-in-the-United-States-and-Canada.pdf.
9. Based on performance of specific ExxonMobil Exceed™ XP grades versus conventional polyethylene in flexible packaging applications.
10. Certifications through the International Sustainability and Carbon Certification PLUS (ISCC PLUS) process.
11. Department of Energy statements at https://www.energy.gov/eere/vehicles/lightweight-materials-cars-and-trucks.
12. Based on ExxonMobil analysis when compared to conventional mineral oils.
13. ExxonMobil analysis using Argonne National Labs' GREET tools and published fuel carbon intensity from California LCFS regulations.
14. Based on ExxonMobil analysis versus conventional fuel oil.
15. Based on ExxonMobil analysis; performance profile at https://www.mobil.com/en-us/industrial/pds/gl-xx-mobil-dte-10-excel-series.
16. Based on ExxonMobil analysis; performance profile at https://www.mobil.com/en-us/industrial/pds/gl-xx-mobil-shc-600-series.
17. Mobil SHCTM Gear WT helps reduce oil consumption and maintenance costs through extended oil life and drain intervals. Based on ExxonMobil analysis; performance profile at https://www.mobil.com/en-us/industrial/pds/gl-xx-mobil-shc-gear-320-wt.

Page 07 *(POSITIONING FOR A LOWER-EMISSIONS FUTURE)*

1. Potential market size figures: ExxonMobil analysis of Integrated Assessment Modeling Consortium (IAMC) 1.5 scenario explorer and data on Lower 2°C scenarios for CO2, wind, solar, H2, nuclear, biofuels, and fuels. Volumes and prices in 2050 in the Lower 2°C scenarios were used, where available, to calculate an estimate of the market revenue. For CCS, estimate assumes capture from fossil sources only (~80%). For H2, the highest and lowest outliers for market revenue in the Lower 2°C scenarios were excluded. For Chemicals, ExxonMobil analysis of current market data from Statista 2020 Report on Chemical Industry Worldwide, and the IEA Sustainable Development Scenario data for petrochemical feedstock growth to 2050.
2. ExxonMobil analysis of EPA Facility Level Information on Greenhouse Gases Tool, 2019 data as of Feb 15, 2022. High concentration includes natural gas processing, ammonia manufacturing, and ethanol production.

25 EXXONMOBIL

SUPPLEMENTAL INFORMATION

FOOTNOTES

Page 08 (RESILIENT UNDER NET-ZERO PATHWAYS; IEA NZE SCENARIO ANALYSIS)

1. Modeling assumptions include: (1) current prices for Brent and Henry Hub decline to conform with IEA NZE published prices by 2025 and the price path is linear between IEA NZE published prices by decade thereafter, (2) chemicals margins decline over time partially offset by inflation, (3) refining margins decline consistent with the change in oil demand under IEA NZE, (4) Low Carbon Solutions investments attract reasonable returns based on historical Company averages for similar business lines and products, (5) market position as a percentage of demand under IEA NZE for current business (Upstream, F&L, Chemicals) and new products (biofuels, hydrogen, and carbon capture and storage) is in line with the Company's current market positions in existing businesses, (6) investment to abate estimated GHG emissions from remaining Upstream, F&L, and Chemicals businesses by 2050, (7) annual inflation of 2.5%, (8) total capital expenditures held approximately constant near 2020 trailing 5-year average through 2050. The statements and figures contained in this section are hypothetical in nature, and do not constitute a forecast of future Company performance.

Price and margin assumptions used in IEA NZE Modeling


Brent Price
2021$/bbl
Refining Margins
2021$/bbl
Gas Price
2021$/mmbtu
Chemicals PE Margins
2021$/ton

Page 09 (PLASTICS AND THE CIRCULAR ECONOMY)

1. Per April 2018 report of Franklin Associates; U.S.; Max Decomp.; Figure 4-1; Impacts as defined in Chapter 4.7: Global Warming Potential (GWP) results, and indexed to the alternatives as a group (including steel; aluminum; glass; paper-based packaging; fiber-based textiles; and wood). Source: https://www.americanchemistry.com/content/download/7885/file/Life-CycleImpacts-of-Plastic-Packaging-Comparedto-Substitutes-in-the-United-States-andCanada.pdf.
2. The benefits of plastics are compelling and help make modern life possible. In any emergency room, kitchen, daycare center, shopping center, data center, or mode of transportation, there are abundant examples of life-enhancing plastic products. Medical equipment, hygienic products, building materials, mobile phones, computers, monitors, appliances, packaging, clothes, protective sporting gear, and many other applications provide countless benefits. Plastics even played a vital role in the pandemic response. For example, vaccines are delivered in disposable plastic syringes and ventilators and other medical equipment are made of plastic. Health care workers also depend on personal protective equipment made from hygienic, durable, and reliable plastics.

Page 12 *(INDEPENDENT AND DIVERSE BOARD)*

1. K.C. Frazier serves as Lead Director and is expected to remain in the position through the ASM. The Board selected J.L. Hooley to serve as Lead Director effective May 26, 2022.
2. Independent Director tenure / average tenure as of April 1, 2022.

Page 13 *(EXECUTIVE COMPENSATION)*

1. Total Direct Compensation, Realized Pay, and Unrealized Pay are defined in the Frequently Used Terms on page 58 of the 2022 Proxy Statement. The Frequently Used Terms also identify the compensation benchmark companies. For consistency, CEO compensation versus compensation benchmark companies as discussed on pages 39 and 51 of the 2022 Proxy Statement is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of July 31, 2021. Benchmark company data for 2021 not available at time of publication.

Page 15 *(2021 ACCOMPLISHMENTS)*

1. 2025 emissions reductions plans announced in December 2020 included a 15 to 20 percent reduction in greenhouse gas intensity for upstream operations compared to 2016 levels. This was supported by a 40 to 50 percent reduction in corporate methane intensity, and a 35-45 percent reduction in corporate flaring intensity. Plans covered Scope 1 and Scope 2 emissions for assets operated by the company. Emission reduction plans announced in December 2021 include a 20 to 30 percent reduction in corporate greenhouse gas intensity by 2030 compared to 2016 levels. This will be supported by a 40 to 50 percent reduction in upstream greenhouse gas intensity, a 70 to 80 percent reduction in methane intensity, and a 60 to 70 percent reduction in flaring intensity compared to 2016. The 2030 emission reduction plans are expected to reduce absolute greenhouse gas emissions of the Corporation by approximately 20 percent. Plans cover Scope 1 and Scope 2 emissions for asset operated by the company, consistent with approved corporate plans.

Page 16 *(2021 FINANCIAL PERFORMANCE)*

1. Versus 2020.
2. 2021 Breakeven based on cash flow from operations and asset sales, excluding working capital, with actual 2021 Downstream and Chemical margins and gas prices adjusted to average levels. Dividends to shareholders and additions to PP&E, net investments and advances, and other financing items are subtracted. The PP&E / I&A factor includes changes in non-controlling interests and dividends to minority interests. The remainder is divided by an assumption of a $475 million change in after-tax earnings for every $1/bbl change in oil price and subtracted from 2021 Brent price to estimate the 2021 breakeven. Average Downstream and Chemical margins reflect annual historical averages for the 10-year period from 2010—2019. We assume $3/mmbtu Henry Hub gas prices for adjustment.
3. To be executed over 12—24 months beginning in 2022.

26 EXXONMOBIL

SUPPLEMENTAL INFORMATION

DEFINITIONS

Structural cost reductions (also structural cost savings, structural efficiencies, structural savings, structural cost improvement). Structural cost reductions describe decreases in the below expenses as a result of operational efficiencies, workforce reductions and other cost saving measures that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative annual structural cost reductions totaled $4.9 billion, of which $1.9 billion was achieved in 2021. The total change between periods in expenses below will reflect both structural cost reductions and other changes in spend, including market factors, such as energy costs, inflation, and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations. Structural cost reductions are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management.

Millions of dollars	2021	2020	2019
Subset of total Costs and other deductions			
Production and manufacturing expenses	36,035	30,431	36,826
Selling, general and administrative expenses	9,574	10,168	11,398
Exploration expenses, including dry holes	1,054	1,285	1,269
Total	**46,663**	**41,884**	**49,493**

Debt-to-capital ratio (leverage). Total debt / (total debt + total equity). Total debt is the sum of (1) Notes and loans payable and (2) Long-term debt, as reported in Form 10-Q along with Total equity.

Free cash flow. Free cash flow is cash flow from operations and asset sales less additions to property, plant and equipment, and additional investments and advances, plus other investing activities, including collection of advances. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. For information concerning the calculation and reconciliation of free cash flow for historical periods see the Frequently Used Terms available on the Investors page of our website at *www.exxonmobil.com* under the heading News & Resources.

Lower-emission fuels. Fuels with lower life cycle emissions than conventional transportation fuels for gasoline, diesel, and jet transport.

Roadmap (emission reductions). The Company's roadmap approach identifies greenhouse gas emission reduction opportunities and the investment and policy needs required to get to net zero. The roadmaps are tailored to account for facility configuration and maintenance schedules, and they will be updated as technologies and policies evolve. Separately, the reference case for planning beyond 2030 (including impairment assessments and future planned development activities) is based on the Energy Outlook, which contains the Company's demand and supply projection based on its assessment of current trends in technology, government policies, consumer preferences, geopolitics, and economic development. As the roadmaps evolve, they continue to inform the company's planning process.

Operating cash flow potential under IEA NZE 2050 scenario. Operating cash flow is defined as net income, plus depreciation, depletion and amortization for consolidated and equity companies, plus noncash adjustments related to asset retirement obligations plus proceeds from asset sales. The Company believes this measure can be helpful in assessing the resiliency of the business to generate cash from different potential future markets. The performance data presented on page 8, including on emissions, is not financial data and is not GAAP data.

27 EXXONMOBIL

SUPPLEMENTAL INFORMATION C A U T I O N A R Y S T A T E M E N T Outlooks; projections; plans; ambitions; estimates; and descriptions of strategic plans and objectives are forward-looking statements. Similarly, emission-reduction roadmaps are dependent on future market factors, such as continued technological progress and policy support, and also represent forward-looking statements. Actual future results from our capital plans, lower-emissions spending and structural cost reductions efforts; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in Upstream Permian Basin operated assets by 2030, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reduce methane emissions, to meet ExxonMobil’s emission reduction plans, divestment and start-up plans, and associated project plans as well as technology efforts; success in or development of future business markets like carbon capture, hydrogen or biofuels could differ materially due to a number of factors. These include the evolution of the energy market compared to our investments in current and future potential markets; the ability to bring new technologies to commercial scale on a cost-competitive basis, including carbon capture projects, biofuel projects and hydrogen projects; policy and consumer support for lower-emissions products and technologies in different jurisdictions; regulatory actions targeting public companies in the oil and gas industry; changes in law, taxes, regulation, or policies, including environmental regulations, political sanctions, and international treaties; the timely granting or freeze, suspension or revocation of government permits; regional differences in product concentration and demand; the severity, length and ultimate impact of future pandemics and government responses on people and economies; war, trade agreements, shipping blockades or harassment and other political or security concerns; feasibility and timing for regulatory approval of potential investments or divestments; the capture of efficiencies between business lines; unexpected technological developments; general economic conditions, including the occurrence and duration of economic recessions; unforeseen technical or operating difficulties; and other factors discussed here, in Item 1A. Risk Factors in our Form 10-K for the year ended December 31, 2021 and under the heading Factors Affecting Future Results on the Investors page of our website at www.exxonmobil.com under the heading News & Resources. The forward-looking statements and dates used in this presentation are based on management’s good faith plans and objectives as of the date of this presentation, unless otherwise stated. We assume no duty to update these statements as of any future date and neither future distribution of this material nor the continued availability of this material in archive form on our website should be deemed to constitute an update or re-affirmation of these figures as of any future date. Any future update of these figures will be provided only through a public disclosure indicating that fact. This presentation includes a number of third party scenarios such as the IPCC 74 Lower 2°C scenarios, made available through the IPCC SR 1.5 scenario explorer data, and the IEA’s Net Zero Emissions by 2050 Scenario. These third party scenarios reflect the modeling assumptions and outputs of their respective authors, not ExxonMobil, and their use and inclusion herein is not an endorsement by ExxonMobil of their likelihood or probability. The analysis done by ExxonMobil on the IPCC Lower 2°C scenarios and the IEA NZE 2050 scenario and the representation thereof aims to reflect the average or trends across a wide range of pathways. Where data was not or insufficiently available, further analysis was done to enable a more granular view on trends within these scenarios. Forward-looking statements contained in this presentation regarding the potential for future earnings and cash flows, emission reduction efforts, dividends, and volumes, including statements regarding future cash flow potential and returns under third-party net-zero scenarios, are not forecasts of actual future results. The statements and analysis in this presentation under third-party net-zero scenarios represent a good faith effort by the Company to address these hypotheticals despite significant unknown variables and, at times, inconsistent market and government policy signals. Energy demand modeling aims to replicate system dynamics of the global energy system, requiring simplifications. The reference to any scenario, including any potential net zero scenario, does not imply ExxonMobil views any particular scenario as likely to occur. In addition, energy demand scenarios require assumptions on a variety of parameters. As such, the outcome of any given scenario using an energy demand model comes with a high degree of uncertainty. For example, the IEA describes its NZE scenario as extremely challenging, requiring unprecedented innovation, unprecedented international cooperation and sustained support and participation from consumers. Third-party scenarios discussed in this presentation reflect the modeling assumptions and outputs of their respective authors, not ExxonMobil, and their use or inclusion herein is not an endorsement by ExxonMobil of their underlying assumptions, likelihood or probability. Investment decisions are made on the basis of ExxonMobil’s separate planning process, but may be secondarily tested for robustness or resiliency against different assumptions, including against various scenarios. Any use of the modeling of a third-party organization within this document does not constitute or imply an endorsement by ExxonMobil of any or all of the positions or activities of such organization. Actions needed to advance the Company’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on the Company’s Energy Outlook research and publication, which contains the Company’s demand and supply projection based on its assessment of current trends in technology, government policies, consumer preferences, geopolitics, and economic development. Reflective of the existing global policy environment, the Energy Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and the Company’s business plans will be updated accordingly. ExxonMobil reported emissions, including reductions and avoidance performance data, are based on a combination of measured and estimated data. Calculations are based on industry standards and best practices, including guidance from the American Petroleum Institute (API) and IPIECA. The uncertainty associated with the emissions, reductions and avoidance performance data depends on variation in the processes and operations, the availability of sufficient data, the quality of those data and methodology used for measurement and estimation. Changes to the performance data may be reported as updated data and/or emission methodologies become available. ExxonMobil works with industry, including API and IPIECA, to improve emission factors and methodologies, including measurements and estimates. 28 EXXONMOBIL